[             ], 2014

FORM OF LETTER AGREEMENT

Managers AMG Funds (the “Trust”)

800 Connecticut Avenue

Norwalk, Connecticut 06854

Re: Recoupment Agreement

Ladies and Gentlemen:

This Letter Agreement documents our agreement regarding the extent to which SouthernSun Asset Management, LLC (the “Subadvisor” or “SouthernSun”) will, under certain circumstances, be entitled to receive payment from the Trust, on behalf of AMG SouthernSun U.S. Equity Fund (the “Fund”), as recoupment of certain amounts paid, waived or reimbursed by the Subadvisor prior to March 31, 2014 with respect to SouthernSun U.S. Equity Fund, the Fund’s predecessor fund (“Predecessor Fund”). This Letter Agreement shall terminate upon mutual agreement between the Subadvisor and the Trust’s Board of Trustees.

Under the terms of the expense limitation agreement between Northern Lights Fund Trust (“NLFT”) and SouthernSun, SouthernSun paid, waived and/or reimbursed ceratin amounts with respect to the Predecessor Fund, and NLFT, on behalf of the Predecessor Fund, was obligated to pay SouthernSun such paid, waived and/or reimbursed amounts (the “Recoupment Payments”), provided that the Recoupment Payments in any year with respect to a class of shares of the Predecessor Fund, together with all other expenses of such class of shares of the Predecessor Fund, in the aggregate, would not cause the total annual operating expenses (exclusive of any front-end or contingent deferred loads, taxes, borrowing costs (such as interest and dividend expense on securities sold short), brokerage fees and commissions, acquired fund fees and expenses, or extraordinary expenses such as litigation) (the “Excepted Expenses”)) of such class of the Predecessor Fund in any such year to exceed a specified amount and provided further that no Recoupment Payments paid by the Predecessor Fund would be paid with respect to amounts paid, waived or reimbursed by SouthernSun more than three (3) years (determined on a rolling basis) after such amounts were paid, waived or reimbursed by SouthernSun.

In connection with the merger of the Fund and the Predecessor Fund, the Fund agrees to assume the obligation of the Predecessor Fund to pay SouthernSun the Recoupment Payments, subject to the limitations set forth below. Accordingly, from time to time hereafter, the Trust, on behalf of the Fund, will be obligated to pay the Subadvisor the Recoupment Payments with respect to the Investor Class, Institutional Class or Class C shares of the Fund, provided that the amount of such Recoupment Payments in any year, together with all other expenses of the Investor Class, Institutional Class or Class C shares of the Fund, in the aggregate, would not cause the total annual operating expenses (exclusive of Excepted Expenses) of the Investor Class, Institutional Class and Class C shares of the Fund, as applicable, in any such year to exceed 1.32% for Investor Class, 1.07% for Institutional Class and 2.07% for Class C, and provided further that no Recoupment Payments by the Trust will be made with respect to amounts paid, waived or reimbursed by SouthernSun more than three (3) years (determined on a rolling basis) after the fees have been paid, waived and/or reimbursed.

Any payments by the Trust under this Letter Agreement shall be in addition to all amounts otherwise payable to the Subadvisor as a subadvisory fee under the subadvisory agreement between the Subadvisor and the Fund’s investment manager.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust in his or her capacity as an officer of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets and property of the Trust or the Fund.

Please acknowledge your agreement with this Letter Agreement by signing in the space provided below, and as always please feel free to contact us if you have any questions.

Sincerely,

SouthernSun Asset Management, LLC

By:
Name:
Title:
Date:

ACKNOWLEDGED AND ACCEPTED

Managers AMG Funds

By:
	Name:	Donald S. Rumery
	Title:	Treasurer, Chief Financial Officer, and Principal Financial Officer
Date: